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                                                                     EXHIBIT 2.2

                   FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT

     This Amendment (this "Amendment") is made and entered into this 17th day of May, 2000, to amend that certain Asset Purchase Agreement (the "Asset Purchase Agreement"), dated March 20, 2000, by and between NEP Supershooters, Inc., a Pennsylvania corporation ("Buyer"), on the one hand, and Unitel Video, Inc., a Delaware corporation and Debtor and Debtor in Possession ("Seller"), on the other, under Case No. 99-2979 (PJW) in the United States Bankruptcy Court for the District of Delaware.

                                    RECITALS

     All capitalized terms used herein which are not otherwise defined herein shall have the respective meanings ascribed to them in the Asset Purchase Agreement.

     Buyer and Seller wish to amend the Asset Purchase Agreement in certain respects as set forth below, pursuant to Section 9.4 of the Asset Purchase Agreement.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

     1. AMENDMENT TO SECTION 3. Section 3.2 of the Asset Purchase Agreement is amended and restated in its entirety to read as follows:

          3.2 CLOSING DATE. The Closing shall be held on May 23, 2000 after satisfaction or waiver of the conditions to Closing in Section 4 or on another date agreed to in writing by Seller and Buyer (the "Closing Date") but in no event shall the Closing be held later than June 2, 2000 (the "Outside Date"). Until this Agreement is terminated, the parties shall use their commercially reasonable efforts to satisfy all conditions to Closing as expeditiously as possible.

     2. AMENDMENT TO SECTION 4. Section 4.3 of the Asset Purchase Agreement is amended and restated in its entirety to read as follows:

          4.3 TERMINATION. If any of the conditions in Section 4.1 is neither satisfied nor waived on or before the date by which the condition is required to be satisfied (or, if no date is stated, by June 2, 2000), the Seller may terminate this Agreement by delivering to Buyer written notice of termination. If any of the conditions in Section 4.2 is neither satisfied nor waived on or before the date by which the condition is required to be satisfied (or, if no date is stated, by June 2, 2000), the Buyer may terminate this Agreement by delivering to Seller written notice of

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          termination. Any waiver of a condition shall be effective only if such waiver is stated in writing and signed by the waiving party; PROVIDED, HOWEVER, that the consent of a party to the Closing shall constitute a waiver by such party of any conditions to Closing not satisfied as of the Closing Date. This Agreement may also be terminated by Seller if
          (1) the Bankruptcy Court does not enter the Procedure Order within 15 days after the Execution Date, (2) an offer of a party other than Buyer or an affiliate of Buyer to purchase the Property is approved by the Bankruptcy Court (or an appellate court) and Seller has paid Buyer the Break-Up Fee (as defined in Section 8.2.1 below) or (3) if Buyer breaches the representations and warranties set forth in Section 6.4 hereof. This Agreement may be terminated by Buyer if the Bankruptcy Court does not enter the Procedure Order within 15 days after the Execution Date. This Agreement may also be terminated by mutual written consent of Seller and Buyer.

     3. EFFECT OF AMENDMENT. Except as expressly modified herein, the Asset Purchase Agreement shall remain in full force and effect.

     4. SEVERABILITY. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     5. COUNTERPARTS. This Amendment may be executed in any number of counterparts all of which, taken together, shall constitute one Amendment. The parties further agree that this Amendment may be executed by the exchange of facsimile signature pages.

     6. APPLICABLE LAW. This Amendment shall be governed by and construed in accordance with the laws of the State of New York including, without limitation,
Section 5-1401 of the New York General Obligations Law.

     7. BANKRUPTCY COURT JURISDICTION. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Amendment shall only be brought against either of the parties in the United States Bankruptcy Court for the District of Delaware and each of the parties hereby consents to the exclusive jurisdiction of such court (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any such action or proceeding may be served anywhere in the world, whether within or without the State of Delaware.


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     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first written above.


                                    NEP SUPERSHOOTERS, INC.

                                    By: /s/ Thomas Shelburne
                                        ----------------------------
                                        Name:    Thomas Shelburne
                                        Title:   President



                                    UNITEL VIDEO, INC.

                                    By: /s/ Joel Getzler
                                        -----------------------------
                                        Name:    Joel Getzler
                                        Title:   Authorized Signatory